Exhibit 3.55

CERTIFICATE OF FORMATION

OF

INDEPENDENCE ENERGY ALLIANCE LLC

This Certificate of Formation of Independence Energy Alliance LLC (the “Company”) has been duly executed and is being filed by the undersigned for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the “Delaware Limited Liability Company Act”).

FIRST: The name of the Company is Independence Energy Alliance LLC.

SECOND: The registered office of the Company in the State of Delaware and New Castle County shall be 1209 Orange Street, Wilmington, Delaware 19801. The registered agent at such address shall be The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 8th day of March, 2011.

By:	/s/ Kristin N. Lapicki
	Name:	Kristin N. Lapicki
	Title:	Authorized Person